UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 6, 2020

SERVICEMASTER GLOBAL HOLDINGS, INC.

 (Exact name of each registrant as specified in its charter)

Delaware	001-36507	20-8738320
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

150 Peabody Place, Memphis, Tennessee	38103
(Address of principal executive offices)	(Zip Code)

(901) 597-1400

(Each registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common, par value $0.01	SERV	NYSE

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2020, ServiceMaster Global Holdings, Inc. (the “Company”) issued a press release announcing the appointment of Brett T. Ponton, 50, as Chief Executive Officer of the Company and as a member of the board of directors of the Company, in each case, effective as of a date to be agreed upon between the Company and Mr. Ponton, with such date being on or around September 15, 2020 and no later than October 1, 2020 (the “Start Date”). On August 3, 2020, in connection with Mr. Ponton’s appointment as Chief Executive Officer of the Company, the Board of Directors of the Company (the “Board”) approved, and the Company entered into, an employment agreement with Mr. Ponton, dated August 4, 2020 (the “Employment Agreement”). The Company also announced the future resignation of Naren K. Gursahaney from his position as Interim Chief Executive Officer of the Company, in accordance with the terms of Mr. Gursahaney’s interim Chief Executive Officer employment agreement with the Company dated January 31, 2020 (the “Interim CEO Agreement”). Effective as of the Start Date, Mr. Gursahaney will no longer serve as the Company’s Interim Chief Executive Officer and will recommence serving the Company solely in his role as the Company’s Chairman of the Board, a role he has held since May 2019, and as a member of the Nominating and Corporate Governance Committee of the Board; Mr. Gursahaney currently serves as a member of the Environmental, Health & Safety Committee of the Board and will continue to serve on that Committee also after resigning as Interim Chief Executive Officer. In accordance with the Interim CEO Agreement, Mr. Gursahaney will recommence receiving non-employee director compensation on the same basis as applicable to non-employee members of the Board and fees as Chairman of the Board. Such director compensation plans are described in more detail in the Company’s Definitive Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on April 20, 2020 under “The Board of Directors and Corporate Governance - Director Compensation.”

Mr. Ponton currently serves as president and chief executive officer of Monro, Inc. He was named chief executive officer of Monro, Inc. in October 2017 and appointed to serve as president of Monro in August 2017. From September 2013 until July 2017, Mr. Ponton served as president and chief executive officer of private equity backed American Driveline Systems, Inc., the parent company of AAMCO. From 2009 until 2013, Mr. Ponton was chief executive officer of Heartland Automotive, the largest franchise operator of Jiffy Lube locations in North America. Mr. Ponton previously served in executive leadership roles at Veyance Technologies and The Goodyear Tire & Rubber Company.

In connection with his appointment, pursuant to the Employment Agreement, Mr. Ponton will receive a base salary of $975,000 per year and a target annual bonus equal to 100% of his base salary, based on the achievement of certain performance objectives, with such bonus for fiscal year 2020 to be prorated for his service during fiscal year 2020. The terms of his Employment Agreement also provide that he is to receive annual equity awards valued at 325% of his base salary (approximately $3.2 million, the “Equity Award Value”). The Company generally grants its equity awards to executives in the first quarter of each year; Mr. Ponton will receive a prorated equity grant on the Start Date for 2020 equal to 33% of his Equity Award Value in the same form and subject to the same vesting criteria applicable to the 2020 equity grants made to current senior executives (i.e., 50% performance share units, 30% options and 20% restricted stock units), valued at approximately $1,056,144. He will be eligible for a grant of equity awards equal to the full Equity Award Value in 2021. Mr. Ponton will also receive a one-time, make-whole bonus valued at $520,000. In connection with facilitating Mr. Ponton’s relocation to the Company’s headquarters in Memphis, Tennessee, where Mr. Ponton does not currently have a residence, Mr. Ponton will receive relocation assistance subject to the Company’s relocation policy. Mr. Ponton will be eligible to participate in the Company’s compensation and benefits plans and programs for similarly situated executives, including the Company’s incentive plans. Mr. Ponton will be appointed to the Company’s board of directors as a Class I director, serving until up for election at the Company’s annual meeting in 2021.

The foregoing summary description of Mr. Ponton’s Employment Agreement does not purport to be complete and is qualified in its entirety by reference to that full text thereof, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

A copy of the press release announcing the above is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description

10.1	Employment Agreement, dated as of August 4, 2020 by and between Brett T. Ponton and ServiceMaster Global Holdings, Inc.

99.1	Press Release of ServiceMaster Global Holdings, Inc. issued August 6, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVICEMASTER GLOBAL HOLDINGS, INC.
(Registrant)

August 6, 2020	By:	/s/ Naren K. Gursahaney
Naren K. Gursahaney
Chairman of the Board & Interim CEO

EXHIBIT INDEX

Exhibit	Description

10.1	Employment Agreement, dated as of August 4, 2020 by and between Brett T. Ponton and ServiceMaster Global Holdings, Inc.

99.1	Press Release of ServiceMaster Global Holdings, Inc. issued August 6, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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